Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Act II Global Acquisition Corp. on Form S-4 of our report dated February 22, 2019 with respect to our audit of the financial statements of Act II Global Acquisition Corp. as of February 15, 2019 and for the period from January 1, 2019 (commencement of operations) through February 15, 2019, which report contains an explanatory paragraph relating to substantial doubt about the ability of Act II Global Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements and which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.
/s/ Marcum LLP
New York, NY
February 14, 2020